UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 13, 2009

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2009, Global Partners LP (the “Partnership”) announced to employees that it would amend the Global Partners LP Pension Plan (the “Pension Plan”), effective December 31, 2009, to freeze participation in and benefit accruals under the Pension Plan.  In order to reduce the adverse effects of the pension freeze on employees with substantial service who may not have time to replace future pension accruals with retirement savings before reaching the normal retirement age of 65, the Partnership also informed employees meeting certain age and service requirements that they would receive increased benefits under the Pension Plan, effective December 31, 2009.  The increased benefits made available under the Pension Plan are equal to a percentage of the present value of the employee’s accrued benefit as of December 31, 2009, with employees who have at least 15 years of service and whose age and years of service combined equal at least 69 generally receiving a 25% increase, and employees who have at least 10 years of service and whose age and years of service combined equal at least 50 receiving a 10% increase.  The benefit increases are to vest over a five-year period based on continued service or, if earlier, on death, disability or attainment of normal retirement age.

Mr. Eric Slifka, the Partnership’s President and Chief Executive Officer, is among the employees who will receive a 10% increase in benefits under the Pension Plan, subject to vesting as described above.  The value of the fully vested increase in Mr. Slifka’s benefits under the Pension Plan, expressed as a life annuity commencing at age 65, is approximately $5,867.

In connection with the amendments to the Pension Plan, the Partnership also intends to enter into Supplemental Executive Retirement Plan (“SERP”) agreements with four employees who meet the age and service requirements referred to above but who are not eligible to participate in the increased benefits program due to their high compensation levels.  Such SERP agreements will be effective December 31, 2009 and are intended to reduce the adverse effects of the pension freeze on these four employees.  The Partnership notified each of the four employees of this decision on November 13, 2009.  The SERP agreements are intended to provide for benefits generally comparable in value to the increase in benefits the employee would have received under the Pension Plan if such increased benefits could be provided to the employee under the Pension Plan consistent with applicable tax qualification requirements.

Mr. Edward J. Faneuil, the Partnership’s Executive Vice President and General Counsel, and Mr. Charles A. Rudinsky, the Partnership’s Executive Vice President, Treasurer, and Chief Accounting Officer, are among the employees who will receive benefits under a SERP agreement.  The value of the SERP benefits to be provided to Mr. Faneuil and Mr. Rudinsky, expressed as a life annuity commencing at age 65, is approximately $17,404 for Mr. Faneuil and approximately $24,452 for Mr. Rudinsky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
	By:	Global GP LLC,
its general partner

Dated: November 19, 2009		By:	/s/ Edward J. Faneuil
Executive Vice President, General Counsel and Secretary